Exhibit 10.28

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 13th day of August 2013 (the “Execution Date”), by and between BMR-650 E KENDALL B LLC, a Delaware limited liability company (“Landlord”), and AVEO PHARMACEUTICALS, INC. a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 9, 2012, as amended by that certain letter agreement dated as of May 15, 2012, that certain letter agreement dated as of February 15, 2013, and that certain First Amendment to Lease dated as of April 30, 2013 (the “First Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord on a portion of the fourth (4th) floor and the entire fifth (5th) and sixth (6th) floors, together with certain off-floor mechanical areas of the building located at 650 East Kendall Street, Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Tenant has elected and Landlord has agreed to allow Tenant to rescind its conversion of the Phase 2 Premises into Phase 2A Premises and Phase 2B Premises (as previously created pursuant to the First Amendment); and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2. Rescission of Phasing. Landlord and Tenant acknowledge and agree that the division of the Phase 2 Premises into the Phase 2A Premises and Phase 2B Premises, as accomplished in the First Amendment, is no longer necessary or desirable. Accordingly, the following provisions of the First Amendment are hereby deleted in their entirety: Sections 4, 5, 6(a), 7, 8, 9, 10, 11, and 12, and the provisions of the Lease shall remain in effect and shall be unaffected by such deleted provisions (subject, however, to the provisions of this Second Amendment).

3. Phase 2 Premises Exhibit. Exhibit M to the First Amendment (which depicted only the Phase 2A Premises) is hereby deleted in its entirety. A new exhibit depicting the entire Phase 2 Premises is hereby added in lieu thereof to the Lease as Exhibit M. A copy of Exhibit M is attached hereto as New Exhibit M.

4. Rentable Areas and Tenant’s Pro Rata Shares. Effective January 1, 2013, Rentable Areas of the Building and the Lab Building and Tenant’s Pro Rata Share of the Building and the Lab Building are hereby modified as follows, and the chart in Section 2.2 of the Lease is hereby deleted and replaced with the following two (2) charts:

RENTABLE AREAS

Definition or Provision	Means the Following (As of the Execution Date)
Rentable Area of Phase 1 Premises	26,734 square feet
Rentable Area of Phase 2 Premises	99,331 square feet
Rentable Area of Premises	126,065 square feet
Rentable Area of Building	282,217 square feet
Rentable Area of Lab Building	269,260 square feet

PRO RATA SHARES

Definition or Provision	Means the Following (As of January 1, 2013)	Tenant’s Pro Rata Share of Building	Tenant’s Pro Rata Share of Lab Building
Rentable Area of Phase 1 Premises	26,734 square feet	9.47%	9.93%
Rentable Area of Phase 2 Premises	99,331 square feet	35.20%	36.89%
Rentable Area of Premises (includes Phase 1 Premises and Phase 2 Premises)	126,065 square feet	44.67%	46.82%

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5. Base Rent.

(a) Section 2.3 of the Lease, including both the written text and chart, is hereby deleted in its entirety and replaced with the following:

“2.3 Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Phase 1 Premises Rent Commencement Date (as defined in Section 4.1 below), subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area for the Premises	Base Rent per Square Foot of Rentable Area of the Premises	Monthly Base Rent	Annual Base Rent
January 1, 2013 – the date immediately preceding the Phase 2 Premises Rent Commencement Date	26,734 square feet	$54.50 annually	$121,416.92	$1,457,003.00	*
Phase 2 Premises Rent Commencement Date – December 31, 2013	126,065 square feet	$54.50 annually	$575,545.21	$6,870,542.50	*

*	Calculated on a twelve (12) month period.

As further described in Section 4.1, below, Base Rent shall only be payable with respect to the Phase 1 Premises, until such time as the Phase 2 Premises Rent Commencement Date occurs.”

6. Possession and Commencement Date.

(a) Section 4.1 of the Lease is hereby deleted and replaced with the following:

“4.1. Landlord has delivered to Tenant, broom clean and free of occupants, and Tenant has accepted possession of, the Premises as of the date hereof. Landlord represents and warrants to Tenant that, as of the date hereof, the heating, ventilation and air-conditioning (“HVAC”), electrical, life safety and plumbing systems of the Building are in good working condition and, to the best of Landlord’s knowledge, not in violation of Applicable Laws applicable to office and laboratory use, generally. Tenant shall undertake its Tenant Improvements and occupy the Premises for the conduct of its business in two phases. The “Phase 1 Premises” shall consist of twenty-six thousand seven hundred thirty-four (26,734) square feet of Rentable Area on the sixth (6th) floor of the Building. The “Phase 2 Premises” shall consist of a total of ninety-nine thousand three

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hundred thirty-one (99,331) square feet of Rentable Area on the fourth (4th), fifth (5th) and sixth (6th) floors. The Rent Commencement Date shall be determined separately for each Phase and Base Rent shall be calculated based on the ratio of square footage of the Phase 1 Premises to the entire Premises until such time as the “Rent Commencement Date” occurs with respect to the entire Premises (i.e., until such time as the Phase 2 Premises Rent Commencement Date occurs). The “Phase 1 Premises Rent Commencement Date” is January 1, 2013. The “Phase 2 Premises Rent Commencement Date” shall be the earlier of (y) the Date that is the earlier to occur of (i) Substantial Completion of the work described on Exhibit B with respect to the Phase 2 Premises (the “Phase 2 Premises Tenant Improvements” and, together with the Phase 1 Premises Tenant Improvements, the “Tenant Improvements”), and (ii) November 1, 2013 and (z) the date on which Tenant has occupied any portion of the Phase 2 Premises for the conduct of its business, as opposed to occupying any portion of the Phase 2 Premises for the installation of the Tenant Improvements. Each of the Phase 1 Premises Rent Commencement Date and the Phase 2 Premises Rent Commencement Date shall be subject to extension for Landlord Delay as further described in Section 4 of Exhibit B hereto. Each party shall execute and deliver to the other written acknowledgment of the actual Commencement Date, the actual Phase 1 Premises Rent Commencement Date, the actual Phase 2 Premises Rent Commencement Date and/or the Term Expiration Date within ten (10) business days after request by the other party, substantially in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 1 Premises Rent Commencement Date, the Phase 2 Premises Rent Commencement Date, the Term Expiration Date or Landlord’s or Tenant’s liability hereunder. The term “Substantially Complete” or “Substantial Completion” means that the applicable Phase of Tenant Improvements is substantially complete in accordance with the Approved Plans (as defined in Exhibit B hereto), except for minor punch list items, and that Tenant is able to lawfully occupy the Premises for the conduct of its business in accordance with the Permitted Use.”

(b) The last sentence of Section 4.2 of the Lease is hereby deleted and replaced with the following: “Tenant shall have until August 31, 2014 (the “TI Deadline”) to requisition the unused portions of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.”

7. Rentable Area. Subject to the revised Rentable Areas agreed to in this Amendment, the parties hereby affirm that Section 6 of the Lease remains in effect, and that the Rentable Areas of the Lease set forth in this Amendment are deemed conclusive between the parties and are not subject to re-measurement. Landlord and Tenant expressly agree that, in connection with any future additions of space to, or subtractions of space from, the Premises, the measurement standard used in calculating the space so added or subtracted will be the same standard as that used in arriving at the Rentable Area of Premises, the Building and the Lab Building in Section 5, above.

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8. Parking. The second sentence of Section 13.5(a) of the Lease is hereby deleted and replaced with the following: “Tenant has initially designated 27 of the 189 unreserved parking spaces allocable to the Phase 1 Premises as being licenses as of the Phase 1 Premises Rent Commencement Date, with such number increasing to 42 spaces effective as of August 1, 2013 (and with the remainder of Tenant’s Parking Spaces, i.e. 137 spaces, being treated as allocable to the Phase 2 Premises).”

9. Work Letter. Landlord and Tenant acknowledge that Tenant has Substantially Completed the Phase I Premises Tenant Improvements. The final advance of the TI Allowance allocable to the Phase 1 Premises shall not be advanced until completion of the Phase 1 Tenant Improvements in accordance with the Work Letter (including without limitation delivery of those items described in Section 4 thereof and completion of the punchlist items described on Schedule #1, attached). The portion of the TI Allowance allocable to the Phase 2 Premises (i.e. $ $14,899,650, allocated pursuant to the Lease based on the Rentable Area of the Phase 2 Premises) shall not be advanced until a Schedule and an Approved TI Budget for the Phase 2 Premises Improvements have been approved by Landlord in accordance with the terms of the Lease.

10. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Richards Barry Joyce & Partners LLC (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is not entitled to a leasing commission in connection with the making of this Amendment.

11. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

12. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

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13. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the Execution Date, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD: BMR-650 E KENDALL B LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name: Kevin M. Simonsen
Title: VP, Real Estate Legal

TENANT: AVEO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ David Johnston
Name: David Johnston
Title: Chief Financial Officer

NEW EXHIBIT M

PHASE 2 PREMISES

See attached pages.

SCHEDULE 1

PHASE 1 PREMISES PUNCHLIST

Phase 1 Completion List

July 31, 2013	Completion Date / Notes

Punch List: a. Isolation pads at dry cooler and pump package @ roof. Sketch for support modification submited to RWS for approval. Fred Williams will schedule install as soon as approved.	As soon as approved, work will be scheduled with BMR

b. O&M Manuals & as built does JLL will resubmit on all RWS comments. P.W’s review is complete.	Scheduled for 8/2

c. HW pipes to fin-tubes on east side of 6 should be relocated. Sketch submitted 7/8. BMR requires the piping be located as required to accommodate the building standard soffit.	To be scheduled with drycooler/pump package mount work

Commissioning list:

B. Aveo water meter: According to the Metering specifications 239010, section 2.1 A. “The ATC/BMS contractor shall be responsible for the energy usage and recording of the designated airflow measuring stations, electric “check meters” (by Electrical Contractor), and water “sub meters” (by Plumbing Contractor) to the various tenant spaces.

Water Meter is tied in, programming being scheduled for 8/13, “special” technician form Siemens is required

BMR list

1.      The following items remain outstanding

a. Relocation of toilet exhaust and fan - RWS has issued drawings and work has been budgeted at $60,000+. The amount of work associated with getting to this fan is crazy. Is it possible to get this scope into next phase? Please advise.

Phase 2 scope (approved by BMR)

c. Repair freight elevator doors - Any scratches are the responsibility of JLL and should be tracked for repair at completion of phase 2. The bend in the door was not the result of the project. It was an existing condition.

Phase 2 scope (approved by BMR)

d. Label door at new electrical room @ loading dock- Not in JLL scope / contract-excludes such signage.	Phase 2 scope (approved by BMR)

Miscellaneous:

d. Final application for payment and closeout change order: Final application submitted to BMR. Need AVEO signatures on change orders.

e. Final unconditional release of JLL lien: JLL will provide as part of final paper work.

AVEO to forward final CO signatures 8/15/13